3rd AMENDMENT AND LEASE EXTENSION AGREEMENT

THIS 3rd AMENDMENT AND LEASE EXTENSION AGREEMENT (this “Extension Agreement”) is made and entered into as of the 1st day of March, 2018 by and between FROST REAL ESTATE HOLDINGS, LLC, a Florida limited liability company (“Landlord”), and LADENBURG THALMANN & CO. INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant have entered into that certain Office Lease dated March 30, 2007, as amended by an Amendment and Lease Extension Agreement dated March 8, 2013 and a 2nd Amendment to Lease Agreement dated November 15th, 2016 (as amended, the “Lease”), for the premises described on Exhibit “A” attached thereto (the “Premises”), in the building having an address of 4400 Biscayne Boulevard, Miami, Florida 33137 (all capitalized but undefined terms used herein shall have the meanings assigned to the same in the Lease).

B. The Lease, by its terms, expires on February 28, 2018 (the “Prior Expiration Date”) and the parties desire to extend the Lease, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Recitals. The Recitals set forth above are true, correct and incorporated into this Extension Agreement as if fully set forth herein.

2. Extension of Term. The expiration date of the Term of the Lease is hereby extended from February 28, 2018 to February 28, 2023, in accordance with the terms of the Lease. Accordingly, Section 1.6 of the Lease is hereby deleted and replaced with the following:

“1.6. Term: The period from the Commencement Date through February 28, 2023 , with two (2) optional five (5) year extensions, which may be exercised as set forth below.

(a) Provided no default then exists (beyond the applicable notice and/or grace period and that then remains uncured), Tenant may renew this Lease for one (1) additional period of five (5) years (the “First Extension Term”) on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord at least one hundred and eighty (180) days prior to the then expiration date of the Term of this Lease. Upon Tenant’s timely notice of the exercise of the option to renew, the Lease shall be extended on the same terms provided in this Lease, except as follows:

(i) The Rent payable during such First Extension Term shall be at Tenant’s then current Rent, plus an increase of three and a quarter percent (3.25%) and, thereafter, an increase of three and a quarter percent (3.25%) for each year of the First Extension Term; and

(ii) Landlord shall lease to Tenant the Premises in their then current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, tenant improvements allowance and the like) or other tenant inducements.

Tenant’s right to extend the term of this Lease shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated or (ii) Tenant fails to timely exercise its option under this Section 1.6, time being of the essence with respect to Tenant’s exercise thereof.

(b) Provided no default then exists (beyond the applicable notice and/or grace period and that then remains uncured), Tenant may renew this Lease for a second (2nd) additional period of five (5) years (the “Second Extension Term”) on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord at least one hundred and eighty (180) days prior to the expiration date of the First Extension Term. Upon Tenant’s timely notice of the exercise of the option to renew, the Lease shall be extended on the same terms provided in this Lease, except as follows:

(i) The Rent payable during such Second Extension Term shall be at Tenant’s then current Rent, plus an increase of three and a quarter percent (3.25%) and, thereafter, an increase of three and a quarter percent (3.25%) for each year of the Second Extension Term;

(ii) Tenant shall have no further renewal options unless hereafter expressly granted by Landlord in writing; and

(iii) Landlord shall lease to Tenant the Premises in their then current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, tenant improvements allowance and the like) or other tenant inducements.

Tenant’s right to extend the term of this Lease shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated or (ii) Tenant fails to timely exercise its option under this Section 1.6, time being of the essence with respect to Tenant’s exercise thereof.”

3. Base Rent. Notwithstanding anything in the Lease to the contrary, including, without limitation, Section 1.8 thereof, the Rent due for the Term of this Lease from March 1, 2018 through February 28, 2023 shall be as follows:

Lease Period in Months	Annual Base Rent	Monthly Base Rent
3/1/18 – 2/28/19 3/1/19 – 2/28/20 3/1/20 – 2/28/21 3/1/21 – 2/29/22 3/1/22 – 2/28/23	$511,079.28 $527,689.36 $544,839.26 $562,546.54 $580,829.30	$42,589.94 $43,974.11 $45,403.27 $46,878.88 $48,402.44

4. No Brokers. Landlord and Tenant hereby represent and warrant to each other that neither party has dealt with any real estate broker, finder or any other similar party that may claim a commission or other similar compensation in connection with this Extension Agreement. Each party shall indemnify the other from and against all loss, cost and expense, including, without limitation, reasonable attorneys’ fees, incurred by such other party as a result of the breach of this representation.

5. Whole Agreement. This Extension Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements with respect thereto. As extended and amended herein, the Lease between the parties shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Extension Agreement, the provisions of this Extension Agreement shall govern and control. Under no circumstances shall this Extension Agreement be deemed to grant any right to Tenant to further extend the Lease, other than as set forth herein.

6. Ratification. Except as otherwise modified by this Extension Agreement, the Lease is unmodified and in full force and effect. As of the date each of Landlord and Tenant executes this Extension Agreement, the respective Landlord and Tenant acknowledges that the Lease is in full force and effect and that the respective Landlord and Tenant has, and asserts no defenses to, or claims under the Lease and that neither party hereto is in default of any of its obligations under the Lease, as modified by this Extension Agreement. This Extension Agreement may be executed in counterparts, all of which shall be deemed to be one renewal, provided all of Landlord and Tenant have executed identical counterparts. An electronically transmitted copy of this Extension Agreement and any signatures thereon shall be considered for all purposes as originals.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESSES:	LANDLORD:
FROST REAL ESTATE HOLDINGS, LLC, a Florida limited liability company
By: /s/ Steven Rubin______________
Print Name:	Name: Steven Rubin
Title: Vice President
TENANT:
LADENBURG THALMANN & CO. INC., a Delaware corporation By: /s/ Diane Chillemi—

Print Name:	Name: Diane Chillemi Title: Chief Financial Officer